Exhibit 10.37

SECOND AMENDMENT TO OFFICE LEASE

THIS SECOND AMENDMENT TO OFFICE LEASE together with its exhibits (“Amendment”) is made and entered into as of the     31st_ day of March, 2015, by and between 1055 East Colorado — Pasadena, CA, L.P., a Delaware limited partnership (“Landlord”) and Guidance Software, Inc., a Delaware corporation (“Tenant”) (Landlord and Tenant shall collectively be referred to herein as the “Parties”).

A.                           Landlord and Tenant entered into that certain Office Lease dated July 26, 2012 (the “Lease”) for approximately 86,790 rentable square feet located on the first, third, fourth and fifth floors (the “Premises”) of the building commonly known as 1055 East Colorado Boulevard, Pasadena, California (the “Building”).

B.                           Pursuant to Article II of the Lease, specifically, Section 2.2(c), Tenant has exercised its Expansion Option to expand the Premises to include Suite 310, containing approximately three thousand six hundred five (3,605) rentable square feet (“Expansion Premises”) as depicted in Exhibit A, attached hereto.

C.                           Landlord and Tenant desire to further amend the Lease on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing recitals, which are hereby made a material part hereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                                      The recitals set forth above are hereby incorporated into and made a material part of this Amendment.  Capitalized terms used but not otherwise defined herein shall have the same meaning ascribed to them in the Lease.

2.                                      Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Expansion Premises from and after the first to occur of (a) the one hundred twenty-first (121st) day after the day on which Landlord delivers possession of the Expansion Premises to Tenant; and (b) the date Tenant commences business operations in any portion of the Expansion Premises (the “Expansion Premises Commencement Date”), through the Expiration Date as defined in the Lease.  From and after the Expansion Premises Commencement Date: (i) the “Premises” shall include the Existing Premises and the Expansion Premises and shall contain 90,395 rentable square feet (representing the 86,790 rentable square feet in the Existing Premises and the 3,605 rentable square feet in the Expansion Premises); and (b) Tenant’s Proportionate Share shall be 51.41%.

3.                                      Beginning on the Expansion Premises Commencement Date (“E.P.C.D.”) through the Expiration Date, Tenant shall pay Base Rent for the Expansion Premises at the following times and in the following amounts:

Time Period	Monthly Installment	Annualized Amount
E.P.C.D. — 7/31/16	$9,178.91	$110,146.92	*
8/1/16 — 7/31/17	$9,454.26	$113,451.33
8/1/17 — 7/31/18	$9,737.90	$116,854.87
8/1/18 — 7/31/19	$10,030.05	$120,360.52
8/1/19 — 7/31/20	$10,330.96	$123,971.34
8/1/20 — 7/31/21	$10,640.88	$127,690.48
8/1/21 — 7/31/22	$10,960.10	$131,521.19
8/1/22 — 7/31/23	$11,288.91	$135,466.83
8/1/23 — 5/31/24	$11,627.57	$139,530.83	*

Therefore, as of the Expansion Premises Commencement Date, the Base Rent schedule contained in Article 1.1 of the Lease shall be deleted in its entirety and replaced with the following:

Time Period	Monthly Installment	Annualized Amount
E.P.C.D. — 7/31/16	$230,160.13	$2,761,921.56	*
8/1/16 — 7/31/17	$237,064.93	$2,844,779.16
8/1/17 — 7/31/18	$244,176.88	$2,930,122.56
8/1/18 — 7/31/19	$251,502.19	$3,018,026.28
8/1/19 — 7/31/20	$259,047.26	$3,108,567.12
8/1/20 — 7/31/21	$266,818.68	$3,201,824.16
8/1/21 — 7/31/22	$274,823.24	$3,297,878.88
8/1/22 — 7/31/23	$283,067.94	$3,396,815.28
8/1/23 — 5/31/24	$291,559.98	$3,396,815.13	*

•                   Partial year

Notwithstanding the foregoing or Section 4 below, Tenant’s obligation to pay Base Rent for the Expansion Premises only shall be abated for a period calculated in accordance with Section 2.2(c)(v)(B) of the Lease (the “Abatement Period”).  Assuming a June 1, 2016 Expansion Premises Commencement Date, the Abatement Period shall be: (a) months two through five following the Expansion Premises Commencement Date, inclusive; (b) months thirteen and fourteen following the Expansion Premises Commencement Date, inclusive, and the first ten (10) days of month fifteen following the Expansion Premises Commencement Date; and (c) months sixty-one through sixty-four following the Expansion Premises Commencement Date, inclusive.  If Tenant commits a material, monetary Default and fails to cure before Landlord files suit to terminate the Lease or regain possession of the Premises, then all Rent abatements in connection with the Expansion Premises only shall immediately cease. Notwithstanding the foregoing, if Tenant cures such Default, the Rent abatement that had ceased shall be reinstated and shall be prorated to Tenant as set forth above.  Notwithstanding such abatement of Base Rent, all other sums due under the Lease shall be payable as provided in the Lease.  If the Expansion Premises Commencement Date occurs on a date other than June 1, 2016, then the Abatement Period shall be adjusted in accordance with Section 2.2(c)(v)(B) of the Lease, and Landlord and Tenant shall execute a side letter or commencement date certificate confirming the Expansion Premises Commencement Date and the Abatement Period.

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4.                                      Tenant shall continue to pay Tenant’s Proportionate Share of Taxes and Operating Expenses in accordance with the Lease from and after the date of this Amendment, provided that from and after the Expansion Premises Commencement Date, Tenant’s Proportionate Share shall be increased to 51.41% as indicated above.

5.                                      As of the Expansion Premises Commencement Date, the Parking Allotment, as defined in Section 1.13 of the Lease, shall be increased by fourteen (14) parking spaces (the “Expansion Premises Parking Spaces”), to three hundred sixty-one (361) parking spaces, and minimum parking spaces in Section 1.12 of the Lease shall be increased by five (5) parking spaces to one hundred thirty-five (135) parking spaces.  Fifty percent (50%) of the Parking Charge, as defined in Section 1.12 of the Lease, shall be abated for the Expansion Premises Parking Spaces only for a period calculated in accordance with Section 2.2(c)(v)(C) of the Lease (the “Parking Abatement Period”).  If the Expansion Premises Commencement Date occurs on June 1, 2016, the Parking Abatement Period shall commence on the Expansion Premises Commencement Date and continue for a period of seventeen (17) months and twenty-two (22) days thereafter.  If the Expansion Premises Commencement Date occurs on a date other than June 1, 2016, then the Parking Abatement Period shall be adjusted in accordance with Section 2.2(c)(v)(C) of the Lease, and Landlord and Tenant shall execute a side letter or commencement date certificate confirming the Expansion Premises Commencement Date and the Parking Abatement Period.

6.                                      The Workletter attached to this Amendment as Exhibit A (the “Workletter”) is incorporated herein and made a part hereof.  Tenant accepts the Expansion Premises in its current “as is” condition without any other agreements, representations, understandings or obligations on the part of Landlord to fund any allowance, perform any alterations, repairs or improvements as of the Expansion Premises Commencement Date, except as otherwise set forth in the Workletter, and except for any obligations by Landlord to repair and maintain the Premises set forth in the Lease.

7.                                      Tenant represents that Tenant has not dealt with any broker, agent or finder in connection with this Amendment except for Cresa Los Angeles (“Tenant’s Broker”), and agrees to indemnify and hold Landlord harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys’ fees) arising from any claims or demands of any other broker, agent or finder with whom Tenant has dealt for any commission or fee alleged to be due in connection with its participation in the procurement of Tenant or the negotiation with Tenant of this Amendment except for Tenant’s Broker.

8.                                      This Amendment shall not be binding until executed and delivered by both Parties.

9.                                      This Amendment may be executed in any number of counterparts, any one of which shall be an original, but all of which together shall be one and the same instrument.

10.                               As modified by this Amendment, the Lease is hereby ratified and confirmed, and shall remain in full force and effect.  In the event of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall control.  Headings used in this Amendment are for convenience only and shall not serve to limit, expand or otherwise alter the terms of this Amendment.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

LANDLORD:

1055 East Colorado - Pasadena, CA, L.P.,
a Delaware limited partnership

By: 1055 East Colorado - Pasadena, CA GP, LLC,
a Delaware limited liability company, its sole general partner

By:	Piedmont Operating Partnership, LP,
a Delaware limited partnership, its sole member

By:	Piedmont Office Realty Trust, Inc.,
a Maryland corporation, its sole general partner

By:
Name:
Title:

TENANT:

Guidance Software, Inc., a Delaware corporation

By:	/s/ Rasmus van der Colff
Its:	VP Finance, CAO

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EXHIBIT A

WORK AGREEMENT / WORKLETTER

This Exhibit is incorporated into and made a part of that certain Amendment to which this Exhibit is attached. Terms used but not defined in this Exhibit shall have the meaning ascribed to them in the Lease or the Amendment, as applicable.

1.                                      Tenant’s Work.

(a)                                 Except for Landlord’s Work (as defined in Section 4 of Exhibit A-1 hereto), all of the work required to prepare the Premises for Tenant’s use and occupancy (collectively, “Tenant’s Work”) shall be performed by Tenant pursuant to this Exhibit, in accordance with all of the provisions of the Lease relating to Alterations, as applicable, and all other applicable provisions of the Lease, including the insurance, damage and indemnification provisions. Tenant acknowledges that Tenant’s Work is being accomplished for its own account, Landlord having no responsibility or obligation in respect thereof, subject to the obligations of Landlord set forth herein in respect of the Improvements Allowance and those set forth in Exhibit A-1 hereto.

(b)                                 The parties acknowledge and agree that Tenant’s Work may, if Tenant requires, include (without limitation) the following, in accordance with the provisions of the Lease and this Exhibit: (i) installation of supplemental HVAC unit(s) for Tenant’s server room or Tenant’s specialized areas; (ii) construction of an employee break-room; (iii) construction of an employee gym with restrooms, showers and lockers; and (iv) construction of certain office improvements and secure areas to meet the clearance requirements for certain government contracts and security clearances.

(c)                                  The parties acknowledge that the Building is not certified under the Leadership in Energy and Environmental Design program of the U.S. Green Building Council (“LEED”). Tenant shall not be required by Landlord to comply with LEED unless required by a governmental agency in accordance with applicable Laws.

(d)                                 Tenant shall not be required by Landlord to install a direct digital control (“DDC”) system unless required by a governmental agency in accordance with applicable Laws. Notwithstanding the foregoing, (i) Tenant may evaluate whether the existing DDC system in the Building has adequate capacity for Tenant’s improvements, and Tenant shall have the right to tie into the Building’s existing DDC system, at Tenant’s sole cost and expense (or from the Improvements Allowance) but without payment of a separate charge for Landlord’s system (subject to the provisions of the Lease relating to Operating Expenses), and (ii) if Tenant elects to do so, Landlord, at Landlord’s sole cost and expense, shall do such work, if any, as may be required to put the existing DDC panel serving the Premises in good working order, after notice from Tenant within the applicable Inspection Period and otherwise in accordance with the provisions of Section 4 of Exhibit A-1 hereto.

(e)                                  Notwithstanding anything to the contrary contained in this Lease, (i) Landlord and Tenant agree that the mechanical contractor for Tenant’s Work shall be one of ACCO, Air Conditioning Solutions, Integrated Mechanical, Air Tec, Allison Mechanical, Inc., Emcor Services/Mesa Energy Systems, Western Allied Corporation, CE Mechanical, Control Air, Vision Mechanical, Western Air Limbach, as selected by Tenant, and that the fire and life safety contractor for Tenant’s Work shall be one of Pyro Comm, Chubb, TRL Systems, BEC, Inc., Simplex Grinnell, ISC Electronic Systems or HCI Systems, Inc., as selected by Tenant; and (ii) Tenant’s Work shall be performed by other contractors and subcontractors reasonably approved in advance in writing by Landlord, which may be union or non-union contractors or subcontractors.

(f)                                   Landlord hereby approves Wolcott Architecture as Tenant’s architect (“Tenant’s Architect”), and ARC Engineering as Tenant’s engineer for the preparation of mechanical, electrical and plumbing drawings and specifications. Tenant, at Tenant’s sole option, shall have the right to select another architect and engineer subject to Landlord’s approval which shall not be unreasonably withheld, delayed or conditioned (except with respect to Tenant’s Work that affects the Building’s structure, systems or equipment, in which case, Tenant’s right to select another architect and engineer shall be subject to Landlord’s sole discretion).

(g)                                  [Intentionally omitted].

(h)                                 Tenant, as part of Tenant’s Work, and subject to Landlord’s reasonable conditions, shall be allowed to install vertical shafts and/or risers to the roof and other areas in the Building for water, sanitary sewer, gas and gas exhaust, including tying into the Building gas system, as well as vent shafts and a grease interceptor or grease trap, as needed, in connection with the construction of Tenant’s kitchen on the fifth floor of the Premises; provided, however, that (i) Landlord makes no representations or warranties regarding such installation or the need to upgrade the existing Building gas systems, (ii) Tenant (and not Landlord) shall be responsible for making any upgrades to the Building Structure and Systems for purposes thereof (including as needed to maintain adequate gas capacity for the remainder of the Building), (iii) Tenant shall be solely obligated to repair and maintain the same after installation thereof; and (iv) Tenant shall install a meter or submeter for the same and shall pay separately for the gas usage thereof. Any such installation shall be subject to Landlord’s reasonable conditions therefor and shall otherwise be pursuant to the terms of this Exhibit A and this Lease.

2.                                      Tenant’s Authorized Representative. Tenant designates Matt Vannucci (Guidance Software, Inc.) (“Tenant’s Authorized Representatives”) as the persons authorized to represent Tenant in issues related to this Exhibit A.

3.                                      Construction Drawings. Tenant shall construct and install Tenant’s Work in compliance with all applicable Laws and in a good and competent manner, in accordance with construction drawings prepared by Tenant’s Architect and approved by Landlord in the manner provided in Section 9.2 of the Lease and this Exhibit (with construction drawings as so approved referred to herein as the “Final Construction Drawings”).

(a)                                 Tenant shall cause Tenant’s Architect to prepare and deliver to Landlord all construction plans and drawings (“Construction Drawings”) for the Tenant’s Work. The Construction Drawings shall be consistent with test fits which shall be prepared Tenant’s selected architect and reasonably approved by Landlord so long as the improvements in such test fits are consistent with or similar to those improvements located in the Premises or such improvements that are typically installed by similar tenants in multi tenanted, multi-story, first class office buildings. .

(b)                                 Landlord shall provide to Tenant reasonably detailed written comments, requests and proposed revisions to the Construction Drawings as Landlord reasonably determines (the “Landlord Construction Comments”) not later than 5:00 p.m. (pacific time) on the date that is fifteen (15) Business Days after Landlord’s receipt of the Construction Drawings; provided that, Landlord (i) shall not unreasonably withhold, condition or delay its approval of the Construction Drawings and (ii) shall not disapprove of any improvements shown in the Test Fits. If Landlord fails to deliver Landlord’s Construction Comments within such fifteen (15) Business Day period, and if such failure continues for an additional five (5) Business Days after Landlord’s receipt from Tenant of a second notice specifically referring to this Section and stating that Landlord’s failure to respond will be considered deemed approval of the Construction Drawings as submitted by Tenant, then Landlord shall be deemed to have approved the Construction Drawings as submitted by Tenant.

(c)                                  Tenant shall promptly review the Landlord Construction Comments and consult with Landlord to regarding the same. Landlord and Tenant shall work together cooperatively and in good faith to reach agreement on the form of the Final Construction Drawings.

4.                                      Improvements Allowance.  Landlord shall pay to Tenant the Improvements Allowance for the Expansion Premises in the amount required under Section 2(c)(v)(A) of the Lease. If, for example, the Expansion Premises Commencement Date is June 1, 2016, the Improvements Allowance shall be $159,729.23.  If the Expansion Premises Commencement Date occurs on a date other than June 1, 2016, then the Improvements Allowance shall be adjusted in accordance with Section 2.2(c)(v)(A) of the Lease, and Landlord and Tenant shall execute a side letter or commencement date certificate confirming the Expansion Premises Commencement Date and the Improvements Allowance.  The aggregate amount of the Improvements Allowance paid by Landlord shall not exceed Tenant’s actual expenses for work performed and materials furnished in connection with Tenant’s Work, including expenses incurred in connection with the design and preparation of Construction Drawings for Tenant’s Work (including associated architectural and engineering fees and permits) and costs of installation of data and telephone cabling and other improvements included in Tenant’s Work and for Tenant’s security system and signage subject to the limitation set forth below. In no event shall the Improvements Allowance be payable in respect of Tenant’s costs for furniture, trade fixtures, business equipment or other personal property, for interest or financing costs, or for Tenant’s own administrative or overhead expenses (except for Tenant’s project manager’s fee). Tenant may use a portion of the Improvements Allowance, in no event to exceed an aggregate of one sixth (1/6th) of the amount specified above in this Section 4, for Tenant’s expenses for a security system and signage installed in accordance with the provisions of this Lease Landlord shall pay the Improvements Allowance to Tenant as follows:

(a)                                 Landlord shall pay an advance to Tenant of up to one-half of the Improvements Allowance within thirty (30) days after Tenant’s written request therefor, provided that such request is accompanied by satisfaction of each of the following conditions, and provided Tenant is not in default under the Lease beyond all applicable notice and cure periods: (i) Tenant shall have submitted to Landlord Conditional Waivers and Releases of Lien for the work being reimbursed, from Tenant’s general contractor and from all subcontractors, materials suppliers and other persons performing labor and/or supplying materials in connection with Tenant’s Work for which reimbursement is being paid; (ii) Tenant’s written request is accompanied by the certification of Tenant’s Architect that Tenant’s Work through the date of the request has been completed in accordance or substantially in accordance with the plans and specifications prepared by Tenant’s Architect; and (iii) Tenant shall provide to Landlord copies of invoices received by Tenant in a total amount equal to or in excess of the amount requested.

(b)                                 Landlord shall pay the Improvements Allowance, or any balance thereof remaining after an advance made by Landlord as provided above, within thirty (30) days after Tenant’s written request therefor, provided that such request is accompanied by satisfaction of each of the following conditions, and provided Tenant is not in default under the Lease beyond all applicable notice and cure periods: (i) a copy of the inspection card of the City of Pasadena Building Department signed off as “final,” a certificate of occupancy or an equivalent sign off for all of Tenant’s Work; (ii) Tenant shall have submitted to Landlord Unconditional Waivers and Releases of Lien for the work being reimbursed, from Tenant’s general contractor and from all subcontractors, materials suppliers and other persons performing labor and/or supplying materials in connection with Tenant’s Work tor which reimbursement is being paid; (iii) Tenant’s written request is accompanied by the certification of Tenant’s Architect that Tenant’s Work has been completed in accordance or substantially in accordance with the plans and specifications prepared by Tenant’s Architect; (iv) Tenant shall provide to Landlord by copies of invoices paid by Tenant in a total amount equal to or in excess of the amount requested; (v) Tenant’s Work has been fully completed; and (vi) Tenant shall have made deliveries in respect of Tenant’s Work and completed performance of its other responsibilities in respect thereof as provided in the Lease and this Exhibit, including (without limitation) as set forth in Section 8 below.

(c)                                  Notwithstanding anything to the contrary contained in this Exhibit or the Lease, Landlord shall not be required to reimburse Tenant for any request delivered to Landlord later than July 31, 2017, and Tenant shall not be entitled to any credit, cash or otherwise, for any unused portion of the Improvements Allowance.

(d)                                 Landlord shall have the right to apply portions of the Improvements Allowance against fees and expenses of Landlord paid and included in connection with Tenant’s Work to the extent expressly provided in this Lease (including the Exhibits hereto). In no event shall Landlord charge against the Improvements Allowance, or otherwise require Tenant to pay, any construction supervision fee or plan review fee for approval of plans or drawings for Tenant’s Work or inspection of the construction thereof.

5.                                      General Requirements.

(a)                                 Tenant construction shall substantially comply with the Final Construction Drawings. Changes that occur during actual construction that differ from same (other than minor variations required to meet field conditions) may, at Landlord’s sole election, require alterations at Tenant’s expense (or from the Improvement Allowance) to cause the Tenant’s Work to be in substantial compliance with the Final Construction Drawings. No drawings are considered “approved” unless they bear Landlord’s signature of approval.

(b)                                 Tenant shall direct Tenant’s selected architect to conduct an on-site verification of all measurements and dimensions in connection with the preparation of construction drawings for Tenant’s Work, and Landlord shall have no obligation or responsibility to Tenant in respect of minor deviations in the actual dimensions of the Premises from those reflected in any plans provided by Landlord to Tenant.

(c)                                  Upon or prior to Landlord’s approval of the Final Construction Drawings, Tenant shall submit the following to Landlord:

(i)                                     Names of general contractor (including main office name, address, phone and fax, and, as soon as it becomes available, project manager name, direct phone, fax, cell phone and email address, superintendent and field supervisor name, direct phone, job phone, cell phone, fax and email address) and all subcontractors (with full contact information for office and field supervision as listed above for general contractor), all of which shall be subject to Landlord’s approval;

(ii)                                  Proof of general contractor’s financial ability;

(iii)                               [Intentionally omitted];

(iv)                              Tenant/contractor insurance coverage;

(v)                                 Copy of building permit(s) or an equivalent instrument; and

(vi)                              Anticipated completion schedule from Tenant’s contractor.

6.                                      Performance of Tenant’s Work.

(a)                                 Tenant will perform and cause its contractors to perform the construction of Tenant’s Work in compliance with the Construction Rules and Regulations (as defined in subsection (b) of this Section) and such other reasonable rules and regulations as Landlord may from time to time adopt in accordance with Section 16.1 of the Lease and at a time and in a manner which will not materially and adversely affect completion of any work in the Premises or the Building done by or on behalf of Landlord. Any construction or other work that produces excessive noise or otherwise materially and adversely affects other tenants of the Building shall be performed at times other than Building Hours. Landlord may stop any construction or other work that materially and adversely affects the activities of other tenants of the Building during Building Hours.

(b)                                 The “Construction Rules and Regulations” shall mean those certain construction rules and regulations heretofore provided to Tenant entitled “1055 East Colorado Boulevard Contractor Rules and Regulations” and identified thereon as “Update 2 26 09” with the following modifications and amendments:

(i)                                     Notwithstanding anything to the contrary contained in the Construction Rules and Regulations, in the event of a conflict between the Construction Rules and Regulations and this Lease, the terms of this Lease shall prevail.

(ii)                                  In the seventh bullet point set forth in Attachment C to the Construction Rules and Regulations. entitled “Closing Package Requirements:’ the words “Copy of original” are substituted in place of the word “Original” at the beginning thereof.

(iii)                               In the eighth bullet point set forth in Attachment C to the Construction Rules and Regulations, entitled “Closing Package Requirements,” the words “Copy of stamped” are substituted in place of the word “Stamped” at the beginning thereof.

(iv)                              The following is hereby added at the end of Attachment C to the Construction Rules and Regulations, entitled “Closing Package Requirements”: “Notwithstanding anything to the contrary contained in this Attachment C, the above referenced documents and/or items shall be provided by Tenant, at Tenant’s sole option, in the form of copies or originals.”

7.                                      Completion of Tenant’s Work. At such time as Tenant’s Work shall be completed, Tenant, at its sole cost and expense and without cost to Landlord, shall do the following:

(a)                                 Furnish evidence satisfactory to Landlord that all of Tenant’s Work has been completed and paid for in full (and such work has been reasonably accepted by Landlord), that any and all liens therefor that have been or might be filed have been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived, and that no security interests relating thereto are outstanding;

(b)                                 Furnish to Landlord all certifications and approvals with respect to Tenant’s Work that may be required from any governmental authority and any board of fire underwriters or similar body for the use and occupancy of the Premises;

(c)                                  Furnish Landlord with two (2) sets of complete “as built” drawings (including, but not limited to, mechanical, electrical, plumbing, fire-protection, fire-alarm and architectural as-built drawings) and CADD files of the Premises;

(d)                                 Furnish a written certification from Tenant’s Architect that all work performed in the Premises is substantially in accordance with the Final Construction Drawings approved by Landlord;

(e)                                  Furnish all guarantees and/or warranties required by this Lease (including the Exhibits hereto) or otherwise received by Tenant from the contractor, subcontractors, materials suppliers or manufacturers performing work or supplying materials in connection with Tenant’s Work; and

(f)                                   Furnish a certified HVAC Test and Balance Report for the Expansion Premises (reasonably satisfactory to Landlord).

8.                                      Work Standards.  All of Tenant’s Work shall be done and installed in compliance with all Laws and with the overall design and construction standards of the Building.

9.                                      Permits. As expeditiously as possible, Tenant shall file all applications, plans and specifications, pay all fees and obtain all permits, certificates and other approvals required by the jurisdiction in which the Building is located and any other authorities having jurisdiction in connection with the commencement and completion of Tenant’s Work, and diligently and in good faith pursue same so that all permits and approvals are issued as soon as practicable. If minor modifications are at any time required by government authorities to any such plans or specifications, then Tenant shall make such modifications. Tenant shall permit Landlord to assist Tenant in obtaining all such permits and other items and Landlord, at no cost to Landlord, shall use commercially reasonable efforts to assist Tenant in securing such permits. Tenant shall permit Landlord to assist Tenant in obtaining all such permits and other items. Tenant shall obtain a Non-Residential Use and Occupancy Permit (or an equivalent instrument) and all other approvals required for Tenant to use and occupy the Premises and commence business operations therein. Copies of all building permits/occupancy permits are to be forwarded to Landlord. Notwithstanding the foregoing. Landlord (and not Tenant) shall be responsible for the payment (separate from the Improvements Allowance) of such any so-called “tap” or connection fee required to be paid in order to connect the Premises to water and sewer service provided by the local governmental agencies or utilities.

10.                               Contractor Insurance. Tenant’s contractors and subcontractors shall be required to provide, in addition to the insurance required of Tenant pursuant to Article XIII of the Lease, the following types of insurance:

(a)                                 Builder’s Risk Insurance. At all times during the period between the commencement of construction of Tenant’s Work and the date on which commences business operations in the Premises with a valid certificate of occupancy (or use and occupancy permit, as applicable) in place, Tenant shall maintain, or cause to be maintained, casualty insurance in Builder’s Risk Form covering Landlord and Landlord’s contractors and subcontractors and Tenant and Tenant’s contractors and subcontractors, as their interest may appear, against loss or damage by fire, vandalism, and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Tenant’s Work in place and all materials stored at the site of Tenant’s Work, and all materials, equipment, supplies and temporary structures of all kinds incident to Tenant’s Work and builder’s machinery, tools and equipment, all while forming a part of, or on the Premises, or when adjacent thereto, while on drives, sidewalks, streets or alleys, all on a completed value basis for the full insurable value at all times. Said Builder’s Risk Insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord, its agents, employees and contractors.

(b)                                 Worker’s Compensation. At all times during the period of construction of Tenant’s Work, Tenant’s contractors and subcontractors shall maintain in effect statutory worker’s compensation as required by the jurisdiction in which the Building is located.

11.                               Contractor Liability. Tenant assumes the responsibility and liability for any and all injuries or death of any or all persons, including Tenant’s contractors and subcontractors, and their respective employees, and for any and all damages to property caused by, or resulting from or arising out of any negligent act or omission on the part of Tenant (except to the extent arising from Landlord’s negligence or willful misconduct). Tenant’s contractors or subcontractors or their respective employees, in the prosecution of Tenant’s Work, and with respect to such work, agree to indemnify and save free and harmless Landlord from and against all losses and/or expenses, including reasonable legal fees and expenses which they may suffer or pay as the result of any damage to the Building or claims or lawsuits due to, because of, or arising out of any and all such injuries or death and/or damage, whether real or alleged; and Tenant and Tenant’s contractors and/or subcontractors or their respective insurance companies shall assume and defend at their own expense all such claims or lawsuits. Tenant agrees to insure this assumed liability in its policy of Broad Form Commercial General Liability insurance and the certificate of insurance or copy of the policy that Tenant will present to Landlord shall so indicate such contractual coverage.

12.                               Coordination. Landlord and Tenant acknowledge that Landlord may perform work in the Premises and the Building simultaneously with Tenant’s Work. Landlord and Tenant agree to cooperate with each other in the performance of their respective work, and shall coordinate their respective work so that such work shall not interfere with, or delay the completion of, the work being performed by the other, or by other lessees in the Building. Tenant and Landlord shall endeavor in good faith to schedule and coordinate their respective work with the construction of Tenant’s Work (and the means and times of access to and from the Premises by Tenant and Tenant’s contractors, subcontractors, deliverymen and agents) so as not to interfere with the normal operations of the Building or the operations of or construction for other tenants in the Building. All use of elevators is subject to scheduling by Landlord and governmental restrictions.

13.                               Roof. Landlord retains the sole right to disallow any and all roof penetrations by Tenant and roof installation of equipment and/or structures by Tenant, subject to the rights of Tenant to install the Roof Equipment in accordance with the provisions of the Lease.

14.                               Loads. Tenant shall not mount or hang any item from the structure of the Building or otherwise without Landlord’s prior written approval. If Tenant desires to mount or hang anything, Tenant shall notify Landlord of the loads involved and, as appropriate, provide Landlord with appropriate plans and specifications showing the manner of attachment.

15.                               Contractor Responsibilities. It shall be Tenant’s responsibility to cause each of Tenant’s contractors and subcontractors to:

(a)                                 Maintain continuous protection of any premises adjacent to the Premises in such a manner (including the use of lights, guardrails, barricades and dust-proof partitions where required) as to prevent any damage to work of Landlord or said adjacent premises by reason of the performance of Tenant’s Work.

(b)                                 Secure all parts of Tenant’s Work against accident, storm, and any other hazard. However, no barricades or other protective device shall extend more than two (2) feet beyond the Premises. In addition to the foregoing, Tenant’s barricade or other protective device shall be attractive in appearance, shall extend across the frontage and full height of the Premises and shall be of materials approved by Landlord. Such partition shall not interfere with Landlord’s completion of Common Areas of the Building.

(c)                                  Remove and dispose of, at Tenant’s sole cost and expense, at least daily and more frequently as Landlord may reasonably direct, all debris and rubbish caused by or resulting from Tenant’s Work, and upon completion, to remove all temporary structures, surplus materials, debris and rubbish of whatever kind remaining on any part of the Building or in proximity thereto which was brought in or created in the performance of Ten ant’s Work. If at any time Tenant’s contractors and subcontractors shall neglect, refuse or fail to remove any debris, rubbish, surplus materials, or temporary structures, Landlord at its sole option may remove the same at Tenant’s expense without prior notice.

(d)                                 Use only the Premises for the performance of Tenant’s Work. Entry into areas unrelated to the performance of Tenant’s Work is prohibited.

(e)                                  Guarantee that the work done by it will be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Tenant shall also require that any such contractors and subcontractors shall be responsible for the replacement or repair without charge for any and all work done or furnished by or through such contractors or subcontractors which becomes defective within one (l) year after completion. Replacement or repair of such work shall include, without charge, all expenses and damages in connection with such removal, replacement or repair of all or any part of such work, or any part of the Building which may have been damaged or disturbed thereby. All warranties or guarantees as to materials or workmanship or with respect to Tenant’s Work shall be contained in the contract or subcontract, which shall provide that said guarantees or warranties shall inure to the benefit of both Landlord and Tenant and be directly enforceable by either of them. Tenant covenants to give to Landlord any assignment or other assurance necessary to effect such right of direct enforcement.

Exhibit A-1

Condition of Premises

This Exhibit is incorporated into and made a part of that certain Amendment to which this Exhibit is attached.  Terms used but not defined in this Exhibit shall have the meaning ascribed to them in the Lease or the Amendment, as applicable.

1.                                      Information and Services Provided by Landlord.

(a)                                 Landlord shall provide to Tenant (or at Tenant’s request its architect or project manager) plans and specifications in Landlord’s possession regarding the Building’s mechanical systems, plumbing systems, electrical systems, plans, construction type and other building/facilities reasonably related information as requested by Tenant, and including up-to-date CAD files to the extent in Landlord’s possession. Landlord shall also provide information on the Building’s systems in Landlord’s possession to support Tenant’s 24/7 HVAC in certain areas of the Premises via supplemental HVAC unit(s).

(b)                                 During performance of Tenant’s Work (and ending in any event when Tenant commences business operations in the Premises), Landlord shall provide to Tenant at no charge the following: (i) electricity service for performance of Tenant’s Work; (ii) water and washroom usage on the fourth floor of the Building; and (iii) HAVC services for the Premises, to the extent such service may be provided by facilities existing and in place as of the date of this Lease and are appropriate in light of the manner and scope of Tenant’s Work. Landlord shall not impose any supervision or construction management fee in connection with Tenant’s Work.

2.                                      Existing Conditions. Subject to the obligations of Landlord set forth in Section 4 of this Exhibit, the parties acknowledge and agree as follows with regard to the Building and the Premises:

(a)                                 The Building and lobby was constructed in 2001.

(b)                                 The elevator lobbies on the third (3rd), fourth (4th) and fifth (5th) floors of the Building and the elevator cabs will remain in their existing condition. The common area corridors and stairways on such floors will remain in their existing condition as of the date of this Lease. Notwithstanding the foregoing, Tenant, as part of Tenant’s Work, shall have the right (but not the obligation) to upgrade and/or modify the existing finishes on the elevator lobbies and common area corridors on any one or more of the third (3rd), fourth (4th) and fifth (5th) floors (collectively the “Common Area Improvements”). The Common Area Improvements shall be subject to Landlord’s consent, which consent shall not be unreasonably withheld, delayed or conditioned and shall be included in the Final Construction Drawings. Tenant shall perform any Common Area Improvements in a manner that will, to the extent practicable, minimize any disruption of the existing tenants in the Building and in all respects in conformance with such schedule, at such times and otherwise in such manner as Landlord may form time to time direct so as to minimize any such disruption, subject to Force Majeure.

(c)                                  The electrical and telephone closets on each floor will remain in their existing condition as of the date of this Lease subject to being Code complaint.

(d)                                 Conduit and service for fiber utilization by Tenant to MPOE (main point of entry) in the Building is currently provided by AT&T.

(e)                                  The mechanical equipment rooms on the third (3rd), fourth (4th) and fifth (5th) floor of the Building will remain in their existing condition, subject to the right of Tenant to use the same as required by HVAC system for the Premises shown in the Final Construction Drawings.

(f)                                   The janitorial closets on the third (3rd), fourth (4th) and fifth (5th) floors of the Building (one per floor) will remain in their existing condition as of the date of this Lease.

(g)                                  Building stairways will remain in their existing condition as of the date of this Lease subject to being Code compliant. Tenant shall have the right to install a cardkey access panel on those doors accessing the Building stairways that open directly into the premises on the 3rd, 4th and 5th Floors, and to access the Premises using said stairways, subject to Landlord’s reasonable conditions respecting such installation and provided that use of the stairways is permitted and complies with Building code and laws, and does not materially and adversely affect, or prevent the use of such stairways by, other tenants in the Building.

3.                                      Condition Upon Delivery. Subject to the obligations of Landlord set forth in Section 4 of this Exhibit, the Premises and the Building shall be in the following condition as of the delivery of possession of the Premises to Tenant:

(a)                                 Restrooms. Existing men’s and woman’s restrooms on the third (3rd), fourth (4th) and fifth (5th) floors of the Building are in their original, un-altered condition since the time Building obtained their Certificate of Occupancy. If any ADA compliance work to these restrooms is triggered by Tenant’s Work involving the construction of leasehold improvements for normal office use, including the improvements in the Test Fits, Landlord will perform the same in accordance with Section 4 below.

(b)                                 Sprinklers. Existing fire protection sprinkler facilities consisting of main loop, laterals and uprights will be in good working order and in compliance with Building Code for improvements as existing in the Premises upon delivery of possession. If any work to such existing facilities is required to bring the include compliance with such condition, Landlord will perform the same in accordance with Section 4 below. Tenant shall be responsible at its cost or from the Improvements Allowance (and Landlord’s Work will not include) any alterations or additions to sprinkler facilities required by reason of alterations made to the Premises in connection with the performance of Tenant’s Work.

(c)                                  Balconies. The Balconies (as defined in Section 2.1 of the Lease) will be in good condition and doors, windows and plate glass separating the Premises therefrom shall not permit water intrusion into the Premises. If any work is required to bring the Balconies into good condition or to remedy Code violations existing as of the date hereof. Landlord will perform the same in accordance with Section 4 below.

(d)                                 Blinds. Existing window blinds in the Premises will be in working condition. If any work is required to bring such blinds into working condition, including replacing any missing blinds. Landlord will perform the same in accordance with Section 4 below.

(e)                                  Slab Floor. The concrete slab of the Premises will be within “level tolerances” pursuant to industry standards (i.e. one quarter of an inch (1/4”) over ten feet (10’) in any direction noncumulative) and suitable for the installation of general office improvements and floor covering. If any work is required to bring the concrete slab to such condition. Landlord will perform the same in accordance with Section 4 below.

(f)                                   Conduit. Landlord will provide six (6) four inch (4”) conduits from the MPOE to a designated room on the Premises floors. Four (4) of such conduits are currently existing and two (2) additional will be installed in accordance with Section 4 below.

(g)                                  VAV Boxes. Existing VAV boxes and controls in the Premises will be in good working order. If any work to existing VAV boxes and controls is required to put the same in good working order. Landlord will perform the same in accordance with Section 4 below. Tenant shall be responsible at its costs (and Landlord’s Work will not include) any alterations or additions to VAV facilities required by reason of alterations made to the Premises in connection with the performance of Tenant’s Work.

(h)                                 Electrical. The following will be available for use by Tenant at the Premises: (i) existing electrical transformers and panels will be available to meet a demand load for power at two (2) watts per usable square foot of Premises at 277/480 volt for lighting, and five (5) watts per usable square foot at 120/208 volts for power throughout the Premises; and (ii) capacity to provide 100 watts per usable square foot for Tenant’s data center room, subject to Tenant’s installation of a separate meter at Tenant’s cost (or from the Improvement Allowance) and payment of additional electricity costs in accordance the terms of the Lease. If any work is required to provide meet such demand load described in clause (i) or provide the capacity described in clause (ii), Landlord will perform the same in accordance with Section 4 below.

(i)                                     Hazardous Materials. To the knowledge of Landlord, there are no Hazardous Materials existing in the improvements currently existing in the Premises or the Building that contain Hazardous Materials at levels such that removal or other remediation thereof is mandated under applicable Laws as a condition to Tenant’s construction of leasehold improvements for normal office use in the Premises. If any such Hazardous Materials are found in the Premises or Building during the construction of Tenant’s Work. Landlord will perform work needed to remediate the same to the standard required by the governmental authority having jurisdiction under such Law in accordance with Section 4 below.

(j)                                    Building Systems. Landlord and Tenant acknowledge that the Building Structure and Systems (as defined in Rider 1 to the Lease) include the following up to the point of connection with facilities exclusively serving the Premises (the “Base Building Systems”): (i) fire protection alarm and communication systems with annunciator: (ii) fire protection sprinkler system: and (iii) other life safety systems (main panel on floor and/or master panel) to accommodate Tenant’s plans as shown in the Test Fits. If any alterations to such Building Structures and Systems are needed to put the same in good working condition or are required under applicable Laws to permit construction in the Premises of leasehold improvements for normal office use, including the improvements in the Test Fits. Landlord will perform the same in accordance with Section 4 below.

(k)                                 ADA and Cal Green. With regard to any work outside the Premises and in the Common Areas that is triggered by Tenant’s Work and that is mandated to be completed under applicable Laws as a condition to Tenant’s construction of leasehold improvements for normal office use in the Premises (including the improvements in the Test Fits, Including the ADA, the so-called “path of travel” requirements under the ADA, and the so-called “Cal Green” provisions of the Building Code of the State of California, Landlord will perform such work required by the governmental authority having jurisdiction under such Law in accordance with Section 4 below.

4.                                      Access by Tenant; Inspection by Tenant; Landlord’s Work.

(a)                                 Tenant, and Tenant’s Architect and Tenant’s consultants shall have reasonable access to the Premises following the date of the Lease and through the applicable delivery date, for the purpose of planning and designing Tenant’s space requirements, subject to prior coordination with Landlord and compliance with the provisions of the lease(s) currently in place for the Currently Occupied Premises.

(b)                                 During the applicable Inspection Period (as defined below), Tenant shall have the right to inspect the Premises and the Building Structure and Systems for the purpose of determining whether there has been any failure to satisfy the conditions described above in Section 3 of this Exhibit or whether any work to the Premises or Building Structure and Systems is required to be performed by Landlord as described in such Section. Not later than the end of the applicable Inspection Period, Tenant may give written notice to Landlord (a “Tenant Condition Notice”) stating with particularity each respect in which the Premises and the Building Structure and Systems fail to satisfy such conditions or in which such work in required, which notice shall refer to the applicable subsection of Section 3 and describe with reasonable particularity the nature and scope of the work that needs to be performed. For the Fourth Floor Premises and the Fifth Floor Premises, the “Inspection Period” shall begin on the First Delivery Date and end sixty (60) days thereafter, and for the Currently Occupied Premises, the “Inspection Period” shall begin on the Second Delivery Date and end sixty (60) days thereafter, Notwithstanding the foregoing. Landlord and Tenant acknowledge and agree that some conditions will need to be satisfied pursuant to Section 3 above or latent defects in the Building’s Systems may not be visible or discovered during the Inspection Period and such conditions may not be discovered until or during the actual construction of Tenant’s Work (the “Latent Defect”). If such Latent Defect is discovered during Tenant’s Work, and work is needed to put the same in good working condition or are required under applicable Laws to permit the construction in the Premises of leasehold improvements for normal office use, including the improvements in the Test Fits. Landlord will perform the same in accordance with this Section 4.

(c)                                  If a Tenant Condition Notice given by Tenant as provided above reveals that work is required to be done by Landlord, either to bring the Premises or the Building Structure and Systems into compliance with the conditions specifically described in Section 3 or to perform other work specifically required by such Section or as provided in this Exhibit, any and all such work (“Landlord’s Work”) shall be performed by Landlord in a good and competent manner, in compliance with applicable Laws, and at Landlord’s expense (without reduction in or charge upon the Improvements Allowance). Landlord’s Work shall be scheduled in consultation with Tenant, and to the extent any Landlord’s Work involves entry onto the Premises, the parities shall coordinate the timing and manner of the performance of Landlord’s Work and Tennant’s Work in order to accomplish the same in a commercially reasonable manner.